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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8 - A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Chicago Miniature Lamp, Inc.
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             (Exact name of registrant as specified in its charter)

       Oklahoma                                                 73-1412000
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(State of incorporation or organization)                    (I.R.S. Employer
                                                             Identification No.)

500 Chapman Street, Canton, Massachusetts                        02021
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(Address of principal executive offices)                       (Zip Code)


 If this form relates to the                 If this form relates to the
 registration of a class of                  registration of a class of
 securities pursuant to Section              securities pursuant to Section
 12(b) of the Exchange Act and               12(g) of the Exchange Act and
 is effective pursuant to General            is effective pursuant to General
 Instruction A.(c), please check             Instruction A.(d), please check
 the following box. [x]                      the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                     Name of each exchange on
    to be so registered                     which each class is to be registered
    -------------------                     ------------------------------------
 Common Stock, $.01 Par Value                New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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ITEM 1.           Description of Registrant's Securities
                  to be registered

                  COMMON STOCK, $.01 PAR VALUE

         The capital stock of Chicago Miniature Lamp, Inc., an Oklahoma corporation (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.01 per share. The Company's Amended and Restated Certificate of Incorporation authorizes the Company to issue up to 100,000,000 shares of Common Stock, $.01 par value per share. Subject to the rights of the holders of any outstanding shares of preferred stock and such restrictions as are imposed by the Company's lenders, holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purpose. Upon the liquidation, dissolution or winding-up of the Company, after payment in full of creditors and any liquidation preference payable to the holders of any preferred stock, the remaining assets of the Company will be distributed ratably to the holders of the Common Stock, in proportion to the number of shares held by them.

         Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Because holders of Common Stock do not have cumulative voting rights in the election of directors, the holders of a majority of the shares of Common Stock represented at a meeting can elect all the directors. Holders of Common Stock do not have preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, duly authorized, validly issued, fully paid and non-assessable. No pre-emptive rights are conferred upon the holders of Common Stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

         The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). No shares of Preferred Stock are outstanding, but the Board of Directors is empowered by the Company's Amended and Restated Certificate of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board of Directors has the power to establish the preferences, limitations and optional or other special rights of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series or Preferred Stock preferences and rights, voting otherwise, senior to the rights of

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holders of Common Stock. The Board of Directors, without approval of the holders of Common Stock, could issue Preferred Stock with voting rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock could be used to delay or prevent a change in control of the Company opposed by the Board of Directors. The Company has no present intention to issue any shares of Preferred Stock.

         Under the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to divide the Preferred Stock into one or more series with such attributes, powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof as provided in the adopting resolution or resolutions provided in the adoption resolution or resolutions providing for the issue of such series.

ITEM 2.           Exhibits

                  None.

                                   SIGNATURES


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized this 14th day of April, 1998.

                                         CHICAGO MINIATURE LAMP, INC.
                                         (Registrant)



                                          By /s/ Richard F. Parenti
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                                                 Richard F. Parenti
                                                 Vice President-Finance